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                                                                    Exhibit 12.1

                    COMSTOCK RESOURCES, INC. AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                                                                                                    Six Months Ended
                                                                  Year Ended                            June 30,
                                           -----------------------------------------------------  --------------------
                                              2000       2001       2002       2003       2004      2004       2005
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges
     Fixed charges
        Interest expense                   $  25,819  $  22,098  $  31,252  $  29,860  $  21,182  $  10,791  $  10,517
        Capitalized interest
            expense                                -        230        281        422        363        187        207
        Preferred stock dividends              2,471      1,604      1,604        573          -          -          -
        Rental expense deemed
             interest                              -          -          -          -          -          -          -
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
     Total fixed charges                   $  28,290  $  23,932  $  33,137  $  30,855  $  21,545  $  10,978  $  10,724
                                           =========  =========  =========  =========  =========  =========  =========

     Earnings, as Defined:
        Income from continuing
             operations before income
             taxes                            63,034     53,085     19,350     82,949     73,209     29,205      8,877
        Interest expense                      25,819     22,098     31,252     29,860     21,182     10,791     10,517
        Rental expense deemed interest             -          -          -          -          -          -          -
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Earnings, as defined(1)            $  88,853  $  75,183  $  50,602  $ 112,809  $  94,391  $  39,996  $  19,394
                                           =========  =========  =========  =========  =========  =========  =========

Ratio of earnings to fixed charges(2)           3.1x       3.1x       1.5x       3.7x       4.4x       3.6x       1.8x
                                           =========  =========  =========  =========  =========  =========  =========

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(1)   Earnings represent income before income taxes from continuing operations before fixed charges

(2) For the purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest expense, preferred stock dividends and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings represent income before income taxes from continuing operations before fixed charges.